EXHIBIT 99.1

Contact: Katie Reinsmidt, Senior Vice President - Investor Relations and Corporate Investments, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL COMPLETES REDEMPTION OF 7.75%
SERIES C CUMULATIVE REDEEMABLE PREFERRED STOCK
CHATTANOOGA, Tenn. (November 5, 2012) - CBL & Associates Properties, Inc. (“CBL”) (NYSE: CBL), today announced that it has completed the redemption of all 460,000 outstanding shares of 7.75% Series C Cumulative Redeemable Preferred Stock (“Series C Shares”), and all outstanding depositary shares (“Depositary Shares”), each representing 1/10th of a Series C Share (NYSE: CBLPrC - CUSIP No.: 124830-50-6).
The Series C Shares were redeemed in whole at a redemption price of $250.00 per Series C Share, plus accrued and unpaid dividends to and including the redemption date in the amount of $1.9375 per Series C Share, for a total payment of $251.9375 per Series C Share. The Depositary Shares representing Series C Shares were redeemed in whole at a redemption price of $25.00 per Depositary Share, plus accrued and unpaid dividends to and including the redemption date in the amount of $0.19375 per Depositary Share, for a total payment of $25.19375 per Depositary Share. The aggregate amount paid to effect the redemption of the Series C Shares (including the Depositary Shares) was approximately $115.9 million, which was funded with a portion of the net proceeds from CBL's recent issuance of depositary shares, each representing 1/10th of a share of its newly designated 6.625% Series E Cumulative Redeemable Preferred Stock.
About CBL & Associates Properties, Inc.
CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interest in or manages 164 properties, including 95 regional malls/open-air centers. The properties are located in 27 states and total 92.9 million square feet including 9.4 million square feet of non-owned shopping centers managed for third parties. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas (Irving), TX, and St. Louis, MO.
Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including, without limitation, the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and the sections therein captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" and “Risk Factors”, for a discussion of such risks and uncertainties.

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